Exhibit No. 99

        The Allstate Corporation (NYSE: ALL) reported operating income after restructuring charges of $309 million ($0.43 per diluted share) for the fourth quarter of 2001 compared to $584 million ($0.79 per diluted share) for the fourth quarter of 2000. Operating income before restructuring charges was $379 million ($0.53 per diluted share) for the fourth quarter of 2001 compared to $589 million ($0.80 per diluted share) for the fourth quarter of 2000. Net income was $264 million ($0.37 per diluted share) for the fourth quarter of 2001 compared to $547 million ($0.74 per diluted share) for the fourth quarter of 2000. Operating income is defined as net income before after-tax effects of realized capital gains and losses, loss on disposition of operations, dividends on preferred securities of subsidiary trusts and the cumulative effect of changes in accounting principle.

        Operating income after restructuring charges was $1.49 billion ($2.06 per diluted share) for the year 2001 compared to $2.00 billion ($2.68 per diluted share) for the year 2000. Operating income before restructuring charges was $1.58 billion ($2.18 per diluted share) for the year 2001 compared to $2.04 billion ($2.73 per diluted share) for the year 2000. Net income was $1.16 billion ($1.60 per diluted share) for the year 2001 compared to $2.21 billion ($2.95 per diluted share) for the year 2000.

Consolidated Highlights

	Three Months Ended December 31			Twelve Months Ended December 31
($ in millions, except per-share amounts)	Est. 2001 $	2000 $	Change %	Est. 2001 $	2000 $	Change %
Consolidated Revenues	7,358	7,220	1.9	28,865	29,134	(0.9)
Operating Income Before Restructuring Charges After-tax	379	589	(35.7)	1,576	2,042	(22.8)
Operating Income Per Share (Diluted) Before Restructuring Charges After-tax	.53	.80	(33.8)	2.18	2.73	(20.1)
Restructuring Charges After-tax	70	5	—	84	38	121.1
Operating Income	309	584	(47.1)	1,492	2,004	(25.5)
Operating Income Per Share (Diluted)	.43	.79	(45.6)	2.06	2.68	(23.1)
Realized Capital (Losses) Gains After-tax	(29)	(28)	3.6	(240)	248	(196.8)
Loss on Disposition of Operations After-tax	—	—	—	(40)	—	—
Dividends on Preferred Securities of Subsidiary Trusts After-tax	(16)	(9)	77.8	(45)	(41)	9.8
Cumulative Effect of a Change in Accounting Principle After-tax	—	—	—	(9)	—	—
Net Income	264	547	(51.7)	1,158	2,211	(47.6)
Net Income Per Share (Diluted)	.37	.74	(50.0)	1.60	2.95	(45.8)
Weighted Average Shares Outstanding (Diluted)	714.7	734.5	(2.7)	723.3	748.7	(3.4)

•
The increase in fourth quarter 2001 consolidated revenues was due to increased Property-Liability premiums earned partially offset by lower investment income as compared to the same quarter in the prior year.

•
The consolidated operating income decline in the fourth quarter of 2001 when compared to the prior year fourth quarter was due to:

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increased loss costs in Property-Liability

—
increased restructuring expenses

—
increased guaranty fund assessments

—
decreased Property-Liability net investment income.

        These declines were partly offset by:

  —
  increased Property-Liability premiums earned and

  —
  increased Allstate Financial operating income.

•
The previously announced restructuring expenses incurred during the fourth quarter of 2001 totaled $107 million, or $70 million after-tax and $0.10 per diluted share. These expenses related to the realignment of the company's claim offices, Customer Information Centers and other back-office operations, and a non-cash charge resulting from pension benefit payments made to agents in connection with the re-organization of employee agents to a single exclusive agency independent contractor program announced in 1999. The company expects to incur restructuring charges during 2002 related to realignment of claim offices and other back-office operations. The company estimates that the annual expense savings related to these programs, once complete, will total approximately $140 million on a pre-tax basis.

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During the fourth quarter of 2001, Allstate purchased 1 million shares of its stock, at a cost of $37 million. The total cost of shares repurchased under its current $500 million repurchase program through December 31, 2001 is $54 million. The company intends to complete this repurchase program by December 31, 2002.

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The Good Hands® Network was rolled out to three additional states during the fourth quarter of 2001. The integrated channel model has now gone live in 30 states and the District of Columbia, which together represent almost 90% of the United States' population.

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The components of pre-tax realized capital gains (losses) were:

	Est. Three Months Ended December 31, 2001				Three Months Ended December 31, 2000
(in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total	Property- Liability	Allstate Financial	Corporate and Other Total	Total
Valuation of derivative securities	24	31	—	55	—	—	—	—
Portfolio trading	12	(4)	1	9	29	(7)	(4)	18
Investment write-downs	(41)	(55)	—	(96)	(35)	(28)	—	(63)

Realized Capital Gains (Losses)	(5)	(28)	1	(32)	(6)	(35)	(4)	(45)

	Est. Twelve Months Ended December 31, 2001				Twelve Months Ended December 31, 2000
(in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total	Property- Liability	Allstate Financial	Corporate and Other	Total
Valuation of derivative securities	(28)	(59)	—	(87)	—	—	—	—
Portfolio trading	20	(16)	2	6	552	18	(41)	529
Investment write-downs	(125)	(152)	—	(277)	(46)	(58)	—	(104)

Realized Capital Gains (Losses)	(133)	(227)	2	(358)	506	(40)	(41)	425
•
Investment write-downs during the fourth quarter include $24 million pre-tax of Enron-related securities.

Property-Liability Business

Property-Liability Highlights

	Quarter Ended December 31				Year Ended December 31
($ in millions, except ratios)	Est. 2001 $	2000 $	Change %		Est. 2001 $	2000 $	Change %
Property-Liability Premiums Written	5,595	5,254	6.5		22,609	21,858	3.4
Property-Liability Revenues	6,050	5,934	2.0		23,809	24,191	(1.6)
Operating Income before Restructuring Charges After-tax	252	490	(48.6)		1,131	1,584	(28.6)
Restructuring Charges After-tax	69	5	—		79	47	68.1
Operating Income	183	485	(62.3)		1,052	1,537	(31.6)
Realized Capital (Losses) Gains After-tax	(4)	(3)	33.3		(83)	326	(125.5)
Loss on Disposition of Operations After-tax	—	—	—		(40)	—	—
Cumulative Effect of a Change in Accounting Principle After-tax	—	—	—		(3)	—	—
Net Income	179	482	(62.9)		926	1,863	(50.3)
Catastrophe Losses	133	123	8.1		894	967	(7.5)
Combined Ratio before impacts of Catastrophes and Restructuring Charges:	100.2	95.1	5.1	pts	98.4	94.5	3.9	pts
Impact of Catastrophe Losses	2.4	2.3	0.1	pts	4.0	4.4	(0.4	) pts
Impact of Restructuring Charges	1.9	0.1	1.8	pts	0.5	0.3	0.2	pts
Combined Ratio	104.5	97.5	7.0	pts	102.9	99.2	3.7	pts

•
Factors contributing to Property-Liability premium written growth in the fourth quarter of 2001 as compared to the same quarter in the prior year included:
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a 7.6% increase in Allstate brand premiums written
•
9.5% in standard auto

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9.0% in homeowners

  These increases were partly offset by profit improvement actions causing:

    •
    a 6.0% decrease in Allstate brand non-standard auto premium written

    •
    a 5.9% decrease in Ivantage premiums written

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Factors contributing to the decline in Property-Liability operating income in the fourth quarter of 2001 when compared to the prior year fourth quarter include:

—
increased loss costs

—
increased restructuring expenses

—
increased guaranty fund assessments

—
decreased net investment income

  These adverse factors were partly offset by:

  —
  increased premiums earned

•
Factors contributing to the increased loss costs in the fourth quarter of 2001 when compared to the prior year fourth quarter were:

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increases in auto loss frequency and severity,

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increases in homeowners loss severity including

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estimated losses related to mold claims in Texas totaling approximately $75 million pre-tax for the fourth quarter and approximately $180 million pre-tax for the 2001 year

  —
  a $59 million pre-tax reserve related to the previously announced preliminary approval of a settlement on the payment of inherent diminished value on auto claims in Georgia

  —
  a $57 million pre-tax reserve strengthening related to Encompass losses from current and prior years

•
Results in the fourth quarter of 2001 include expenses of $49 million pre-tax related to guaranty funds assessments, including the Reliance Insurance Co. insolvency.

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Factors contributing to the decline in Property-Liability net investment income in the fourth quarter of 2001 when compared to the prior year fourth quarter include:

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lower income from partnership interests

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lower portfolio balances

—
lower portfolio yields

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The Company employs a dynamic process to determine the level of additional underwriting performance needed to achieve long-term targeted returns on capital at planned operating leverage. The Company's intent is to pursue the fully indicated rates to achieve these returns subject to the regulatory approval process, if any, in a specific state. During the fourth quarter of 2001 and on a year to date basis, the following net rate changes have been approved:

	Three Months Ended December 31, 2001		Twelve Months Ended December 31, 2001
	# of States	Weighted Average Rate Change (%)	# of States	Weighted Average Rate Change (%)
Allstate brand
Standard Auto	20	8.3	38	5.9
Non-standard Auto	23	12.6	45	10.8
Homeowners	25	20.9	40	16.4
Ivantage brand
Standard Auto (Encompass)	17	2.0	37	2.1
Non-standard Auto (Deerbrook)	3	16.2	9	12.2
Homeowners (Encompass)	11	7.9	31	5.0

Allstate Financial Business

Allstate Financial Highlights

	Quarter Ended December 31			Year Ended December 31
($ in millions)	Est. 2001 $	2000 $	Change %	Est. 2001 $	2000 $	Change %
Statutory Premiums and Deposits	2,311	2,665	(13.3)	10,605	12,245	(13.4)
Allstate Financial GAAP Revenues	1,287	1,266	1.7	4,971	4,880	1.9
Operating Income before Restructuring Charges After-tax	148	115	28.7	532	511	4.1
Restructuring Charges After-tax	1	—	—	5	(9)	(155.6)
Operating Income	147	115	27.8	527	520	1.3
Realized Capital Gains (Losses) After-tax	(25)	(22)	13.6	(158)	(51)	—
Cumulative Effect of a Change in Accounting Principle After-tax	—	—	—	(6)	—	—
Net Income	122	93	31.2	363	469	(22.6)
Investments including Separate Accounts	59,653	55,552	7.4	59,653	55,552	7.4
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Factors contributing to the decline in statutory premiums and deposits during the fourth quarter of 2001 as compared to the same quarter in the prior year included:

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a decrease in retail sales of variable annuities primarily due to equity market volatility.

  This decrease was partly offset by:

  —
  growth in fixed annuity sales

  —
  growth in the sale of life products

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Factors contributing to the growth in Allstate Financial operating income in the fourth quarter of 2001 when compared to the prior year fourth quarter included:

  —
  management actions to improve the gross investment margin

  —
  an improved mortality margin

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  aggressive expense management

  —
  reserves and investment income recognition adjustments of $13 million

        This Current Report on Form 8-K contains forward-looking statements about restructuring charges, expense savings, and rate changes in our Property-Liability business. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Expense savings are dependent on the adequacy and timing of actions taken to consolidate operations and facilities. Projected weighted average rate changes in our Property-Liability business may be lower than projected due to a decrease in the number of policies in force. Readers are encouraged to review the other risk factors facing Allstate that we disclose in our current, quarterly and annual reports to the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K. We undertake no obligation to publicly correct or update any forward-looking statements. This document contains unaudited financial information.

        The supplemental operating information included in the tables above allows for additional analysis of results of operations. The net effects of realized capital gains and losses have been excluded due to the volatility between periods and because such data is often excluded when evaluating the overall financial performance of insurers. After-tax realized capital gains and losses are presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization to the extent that such effects resulted from the recognition of realized capital gains and losses. Operating income should not be considered as a substitute for any generally accepted accounting principles ("GAAP") measure of performance. The method of calculating operating income may be different from the method used by other companies and therefore comparability may be limited.